SCHEDULE 14A
                                 (Rule 14a-101)
                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                        [ ]  Confidential, For Use of the Commission
                                                             Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-
     11(c) or Rule 14a-12

                              UNIVERSAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)    Title of each class of securities to which transaction applies:
              ..................................................................
       (2)    Aggregate number of securities to which transaction applies:
              ..................................................................
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
              ..................................................................
       (4)    Proposed maximum aggregate value of transaction:
              ..................................................................
       (5)    Total fee paid:
              ..................................................................

[ ]    Fee paid previously with preliminary materials.
       .........................................................................

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)    Amount previously paid:
              ..................................................................
       (2)    Form, Schedule or Registration Statement no.:
              ..................................................................
       (3)    Filing Party:
              ..................................................................
       (4)    Date Filed:
              ..................................................................

                                                              PRELIMINARY 9/9/98



                              Universal Corporation

                                 --------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 --------------


                                                              September 24, 1998


Dear Shareholder:

         You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Universal Corporation, which is to be held in the Company's Headquarters Building located at Hamilton Street at Broad, Richmond, Virginia, on Tuesday, October 27, 1998, commencing at 2:00 p.m. At the meeting, you will be asked to elect three Directors to serve a three-year term and one Director to serve a two-year term, and to approve a proposed amendment to the Company's Articles of Incorporation. The amendment would increase the number of authorized shares of Common Stock from 50 million to 100 million in order to provide for future needs of your Company.

         Your Board of Directors recommends you VOTE FOR the proposed amendment to the Articles of Incorporation for the reasons set forth in the accompanying Proxy Statement. The affirmative vote of a majority of the outstanding shares of Common Stock must approve this action.

         The right to vote your shares at the Annual Meeting is an important shareholder right and should be exercised by you in person or by proxy regardless of the number of shares you hold. Whether or not you plan to attend the meeting, please complete, sign, date and mail your proxy promptly in the enclosed postage-paid envelope.

                                            Sincerely,




                                            Henry H. Harrell
                                            Chairman and Chief
                                            Executive Officer

                              Universal Corporation
                                 P.O. Box 25099
                            Richmond, Virginia 23260


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


         The Annual Meeting of Shareholders of Universal Corporation (the "Company") will be held in the Company's Headquarters Building located at Hamilton Street at Broad, Richmond, Virginia, on Tuesday, October 27, 1998, at 2:00 p.m., for the following purposes:

         (1) To elect three Directors to serve a three-year term and one Director to serve a two-year term;

         (2) To amend the Company's Articles of Incorporation to increase the authorized number of shares of Common Stock from 50 million to 100 million; and

         (3) To act upon such other matters as may properly come before the meeting or any adjournments thereof.

         Only holders of record of shares of the Company's Common Stock at the close of business on September 8, 1998, shall be entitled to vote at the meeting.

         Please sign and promptly mail the enclosed proxy to insure the presence of a quorum at the meeting.


                                             By Order of the Board of Directors,

                                                             James M. White, III

                                                                       Secretary


September 24, 1998

                                 PROXY STATEMENT

         The enclosed proxy is solicited by the Board of Directors of the Company. A shareholder may revoke the proxy at any time prior to its use, but proxies properly executed and received by the Secretary prior to the Annual Meeting, and not revoked, will be voted.

         The Company will pay all of the costs associated with the proxy solicitation. Proxies are being solicited by mail and may also be solicited in person or by telephone, telegraph, telefacsimile or other means of electronic transmission by Directors, officers and employees of the Company. The Company will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares of the Company's Common Stock. It is contemplated that additional solicitation of proxies will be made by D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, at an anticipated cost to the Company of $4,000, plus reimbursement of out-of-pocket expenses.

         This Proxy Statement will be mailed to registered holders of the Company's Common Stock on or about September 24, 1998.

                                  VOTING RIGHTS

         The Company had outstanding, as of September 8, 1998, 34,506,306 shares of Common Stock, each of which is entitled to one vote per share. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Only shareholders of record at the close of business on September 8, 1998, will be entitled to vote.

         The Company is not aware of any matters that are to come before the meeting other than those described in this Proxy Statement. However, if other matters do properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxy in accordance with their best judgment.

                                  Proposal One

                              ELECTION OF DIRECTORS

         Three Directors are to be elected at the 1998 Annual Meeting for a term of three years and one Director is to be elected for a term of two years. Six other Directors have been elected to terms expiring in 2000 or 1999, as indicated below. The following pages set forth certain information for each nominee and each incumbent Director as of June 30, 1998. All of the nominees and incumbent Directors listed below were previously elected Directors by the shareholders except Jeremiah J. Sheehan, who was elected by the Board effective January 1, 1998. John D. Munford, II, a Director from 1988 to 1998, has reached retirement age and will not stand for reelection.

         The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of Directors. Votes that are withheld and shares held in street name ("Broker Shares") that are not voted in the election of Directors will not be included in determining the number of votes cast. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as Directors. If, at the time of the Annual Meeting, any nominee should be unavailable to serve as a Director, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors, or the Board of Directors may reduce the number of Directors. Each nominee has consented to being named in the Proxy Statement and to serve if elected.

                Nominees for Election Whose Terms Expire in 2001

         CHARLES H. FOSTER, JR., 55, is Chairman and Chief Executive Officer of LandAmerica Financial Group, Inc. (formerly Lawyers Title Corporation) (title insurance holding company) and of Lawyers Title Insurance Corporation, positions he has held for more than five years. He is a Director of LandAmerica Financial Group, Inc. Mr. Foster is a member of the Finance Committee and the Pension Investment Committee. He has been a Director since 1995.

         ALLEN B. KING, 52, is President and Chief Operating Officer of the Company and of Universal Leaf Tobacco Company, Incorporated ("Universal Leaf"), a subsidiary of the Company, positions he has held for more than five years. He is Chairman of the Finance Committee and a member of the Executive Committee. Mr. King has been a Director since 1989.

         JEREMIAH J. SHEEHAN, 59, is Chairman of the Board and Chief Executive Officer of Reynolds Metals Company (aluminum and other products). From 1994 to October 1996, he was President and Chief Operating Officer, and from 1993 to 1994, he was Executive Vice President, Fabricated Products of Reynolds Metals Company. Mr. Sheehan is a Director of Reynolds Metals Company and Union Camp Corporation. He is a member of the Audit Committee and has been a Director since January 1, 1998.

                 Nominee for Election Whose Term Expires in 2000

         JOSEPH  C.  FARRELL,  62,  retired  as  Chairman,  President  and Chief
Executive Officer of The Pittston Company (coal, mineral products and transportation and security services) on March 1, 1998. He is a Director of Aeroquip-Vickers, Inc. Mr. Farrell is a member of the Audit Committee and has been a Director since 1996.

         The Board of Directors recommends that the shareholders vote for the nominees set forth above.

                 Incumbent Directors Whose Terms Expire in 2000

         HENRY H. HARRELL, 59, is Chairman and Chief Executive Officer of the Company and of Universal Leaf, positions he has held for more than five years. He is Chairman of the Executive Committee and a member of the Finance Committee. Mr. Harrell has been a Director since 1984.

         HUBERT R. STALLARD, 61, is President and Chief Executive Officer of Bell Atlantic-Virginia, Inc. (telecommunications), a position he has held for more than five years. He is a Director of Trigon Healthcare, Inc. and Bell Atlantic-Virginia, Inc. Mr. Stallard is a member of the Audit Committee and the Pension Investment Committee and has been a Director since 1991.

                 Incumbent Directors Whose Terms Expire in 1999

         WILLIAM W. BERRY, 66, retired as Chairman of the Board of Directors of Dominion Resources, Inc. (public utility holding company) on December 30, 1992. He is a Director of Scott & Stringfellow Financial Corp. and Ethyl Corporation. Mr. Berry is Chairman of the Executive Compensation Committee and a member of the Executive Committee and the Pension Investment Committee. He has been a Director since 1986.

         RONALD E. CARRIER, 66, is President of James Madison University, a position he has held for more than five years. He is Chairman of the Audit Committee and a member of the Executive Compensation Committee. Dr. Carrier has been a Director since 1979.

         LAWRENCE S. EAGLEBURGER, 68, is Senior Foreign Policy Advisor to the law firm of Baker, Donelson, Bearman & Caldwell, a position he has held for more than five years. He served as United States Secretary of State from December 1992 through January 1993, Acting Secretary of State from August 1992 to December 1992, and Deputy Secretary of State from February 1989 to August 1992. Mr. Eagleburger is a Director of COMSAT Corporation, Corning Incorporated, Dresser Industries, Inc., Phillips Petroleum Company and Stimpsonite Corporation. He is a member of the Audit Committee and has been a Director since 1993.

         RICHARD G. HOLDER, 67, retired as Chairman of the Board and Chief Executive Officer of Reynolds Metals Company on October 1, 1996. He is a Director of Corn Products International, Inc. and Bestfoods. Mr. Holder is a member of the Executive Committee and the Executive Compensation Committee and has been a Director since 1992.

                                 STOCK OWNERSHIP

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each Director or nominee, (ii) each executive officer listed in the Summary Compensation Table and (iii) all Directors and executive officers as a group. No person known to the Company beneficially owns more than 5% of the outstanding shares of Common Stock.

Name of Beneficial Owner                    Number of Shares 1,2,3     Percent of Class
---------------------------------------------------------------------------------------
William W. Berry                                   7,546                       *
Ronald E. Carrier                                  7,400                       *
Lawrence S. Eagleburger                            6,200                       *
Joseph C. Farrell                                  4,400                       *
Charles H. Foster, Jr.                             5,500                       *
Henry H. Harrell                                  93,988                       *
Richard G. Holder                                  7,100                       *
Allen B. King                                     58,998                       *
John D. Munford, II                                7,568                       *
Hartwell H. Roper                                 41,597                       *
Jeremiah J. Sheehan                                1,000                       *
Hubert R. Stallard                                 7,348                       *
William L. Taylor                                 25,614                       *
Jack M.M. van de Winkel                           17,500                       *
All Directors and executive officers             331,394                       *
   as a group (16 persons)

-----------------

         * Percentage of ownership is less than 1% of the outstanding shares of Common Stock of the Company.

         1 Except as otherwise noted, the number of shares of Common Stock of the Company shown in the table is as of June 30, 1998.

         2 The number of shares of Common Stock of the Company shown in the table does not include shares that certain officers of the Company may acquire upon the exercise of stock options that, except under extraordinary circumstances, are automatically exercisable at not less than six month intervals when at least a minimum stock price appreciation has occurred.

         3 The number of shares of Common Stock of the Company shown in the table includes 94,354 shares held for certain Directors and executive officers in the Employees' Stock Purchase Plan of Universal Leaf and 67,100 shares that certain Directors and executive officers of the Company have the right to acquire through the exercise of stock options within 60 days following June 30, 1998. The number of shares above also includes 1,250 shares that are jointly or solely held by minor children or other children living at home or held in fiduciary capacities. Such shares may be deemed to be beneficially owned by the rules of the Securities and Exchange Commission but inclusion of the shares in the table does not constitute admission of beneficial ownership.

         The Employees' Stock Purchase Plan of Universal Leaf held 1,238,753 shares or 3.6% of the shares of Common Stock outstanding on June 30, 1998. Each participant in the Plan has the right to instruct Wachovia Bank, N.A., trustee for the Plan, with respect to the voting of shares allocated to his or her account. The trustee, however, will vote any shares for which it receives no instructions in the same proportion as those shares for which it has received instructions.

             Section 16(a) Beneficial Ownership Reporting Compliance

         The  Company's  Directors  and  executive  officers are required  under
Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership of Common Stock of the Company with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must also be furnished to the Company.

         Based solely on a review of the copies of reports furnished to the Company and the written representations of its Directors and executive officers, the Company believes that during the preceding fiscal year all filing requirements applicable to Directors and executive officers were satisfied.

                                   COMMITTEES

         The standing committees of the Board of Directors are the Executive Committee, the Finance Committee, the Audit Committee, the Pension Investment Committee and the Executive Compensation Committee. There is no nominating committee. The Executive Committee, which is subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board of Directors in order for the Executive Committee to act between meetings of the Board. The Finance Committee, which is subject to the supervision and control of the Board of Directors, has the responsibility of establishing the financial policies of the Company and its subsidiaries. The responsibilities of the Audit Committee include the review of the scope and the results of the work of the independent public accountants and internal auditors, the review of the adequacy of internal accounting controls and the recommendation to the Board of Directors as to the selection of independent public accountants. The Pension Investment Committee establishes the pension investment policies, selects investment advisors and monitors the performance of pension investments of the Company and its U.S. subsidiaries. After receiving recommendations from the Chief Executive Officer, the Executive Compensation Committee fixes the compensation of officers and makes awards under the Company's incentive compensation plans.

         During the fiscal year ended June 30, 1998, there were five meetings of the Board of Directors, seven meetings of the Executive Committee, three meetings of the Finance Committee, three meetings of the Audit Committee, three meetings of the Pension Investment Committee and three meetings of the Executive Compensation Committee. All Directors attended 75% or more of the total number of meetings of the Board of Directors and all committees of the Board on which they served, except Mr. Eagleburger.

                             DIRECTORS' COMPENSATION

         Each Director who is not an officer of the Company receives an annual retainer of $18,000, a fee of $1,000 for each Board meeting attended and a fee of $1,000 for each committee meeting attended.

         The Outside Directors' 1994 Deferred Income Plan (the "Directors' DIP") permits a non-employee Director to defer all or a portion of his compensation. Deferred amounts are deemed hypothetically invested as designated by the Director in any investment options selected by the Company for purposes of calculating a market return for accounting purposes. In 1998, the Directors' DIP was amended to add a Deferred Stock Unit Fund comprised of Deferred Stock Units to the investment options. Each Deferred Stock Unit represents a hypothetical share of the Company's Common Stock and fluctuates in value with the market price of the stock. The portion of a Director's Deferral Account which is invested in the Deferred Stock Unit Fund is increased by the number of Deferred Stock Units which could be purchased with Common Stock dividends paid by the Company. With respect to investment options other than the Deferred Stock Unit Fund, the Company may, but is not required to, invest the deferred amounts in a Company-owned life insurance product with parallel investment options. Subject to certain restrictions, the Director may elect at the time of deferral to take cash distributions, in whole or in part, from his Deferral Account either prior to or following termination of service.

         Pursuant to the Restricted Stock Plan for Non-Employee Directors and the 1997 Executive Stock Plan, each non-employee Director is awarded 700 shares of restricted Common Stock of the Company annually following the Annual Meeting of Shareholders. No Director may receive in the aggregate more than 2,100 shares of restricted Common Stock under these plans. The restrictions lapse in the event the Director becomes disabled, dies, is not nominated for reelection or is not reelected. The number of shares issued to non-employee Directors will be adjusted for stock dividends, stock splits and certain other corporate events that may occur in the future.

         Under the 1994 Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"), each non-employee Director receives an option to purchase 1,000 shares of Common Stock of the Company on the first business day following the Annual Meeting of Shareholders. The exercise price of all options granted under the Directors' Option Plan is the fair market value of the Common Stock on the date of grant. All of the options become exercisable six months after the date of grant and expire ten years from the date of grant. Shorter expiration periods may apply in the event an optionee dies, becomes disabled or resigns from or does not stand for reelection to the Board. A total of 100,000 shares of Common Stock of the Company is authorized for issuance under the Directors' Option Plan, and the number of shares authorized and issued under the Plan will be adjusted for stock dividends, stock splits and certain other corporate events that may occur in the future.

         As part of its overall program of charitable giving, the Company offers the Directors participation in a Directors' Charitable Contribution Program. The Program is funded by life insurance policies purchased by the Company on the Directors. The Directors derive no financial or tax benefits from the Program, because all insurance proceeds and charitable tax deductions accrue solely to the Company. However, following the death of a Director, the Company will donate up to $1,000,000 to one or more qualifying charitable organizations recommended by that Director. The donation(s) will be made by the Company in ten equal annual installments, with the first installment to be made at the later of the Director's retirement from the Board or age 70; the remaining nine installments will be paid annually beginning immediately after the Director's death.

         Each Director is also eligible to participate in a Directors' Matching Gifts Program in which the Company matches Directors' contributions to charities. The maximum amount which can be matched in any fiscal year is $5,000 per Director.

                   REPORT OF EXECUTIVE COMPENSATION COMMITTEE

         The Company's executive compensation and benefits program is administered by the Executive Compensation Committee (the "Committee"), which is composed entirely of non-employee Directors. The goal of the program is to attract, motivate, reward and retain the management talent required to achieve the Company's business objectives, at compensation levels that are fair and equitable and competitive with those of comparable companies. This goal is furthered by the Committee's policy of linking compensation to individual and corporate performance and by encouraging significant stock ownership by senior management in order to align the financial interests of management with those of the shareholders.

         The three  main  components  of the  Company's  executive  compensation
program  are  base  salary,   annual  cash  incentive  awards  under  Management
Performance Plans adopted by the Company and its subsidiaries and equity participation usually in the form of stock option grants and eligibility to participate in the Employees' Stock Purchase Plan of Universal Leaf. Each year the Committee reviews the total compensation package of each executive officer to ensure it meets the goals of the program. As a part of this review, the Committee considers corporate performance information, compensation survey data, the advice of consultants and the recommendations of management.

         Base Salary. Base salaries for executive officers are reviewed annually to determine whether adjustments may be necessary. Factors considered by the Committee in determining base salaries for executive officers include personal performance of the executive in light of individual levels of responsibility, the overall performance and profitability of the Company during the preceding year, economic trends that may be affecting the Company, and the competitiveness of the executive's salary with the salaries of executives in comparable positions at companies of comparable size or operational characteristics. Each factor is weighed by the Committee in a subjective analysis of the appropriate level of compensation for that executive. For purposes of assessing the competitiveness of salaries, the Committee reviews compensation data from national surveys and selected groups of companies with similar size or operational characteristics to determine ranges of total compensation and the individual components of such compensation. Such compensation data indicates that the Company's salary levels are below the median of such data when compared to executive positions of similar scope and responsibility.

         Mr. Harrell became the Chief Executive Officer of the Company in 1988 and Chairman of the Board of Directors in 1991 and has 32 years experience with the Company. For the fiscal year beginning July 1, 1998, Mr. Harrell's base salary was increased approximately 4% after a thorough review and evaluation by the Committee of the competitiveness of Mr. Harrell's salary to those of other chief executive officers of comparable companies and his request that any percentage increase in his 1999 salary not exceed the Company's average percentage target for salary increases and promotion adjustments for all of its salaried employees.

         Annual Cash Incentives. The Company and its principal subsidiaries have Management Performance Plans under which key management employees may receive annual cash incentive awards which vary from year to year based upon corporate, business unit and individual performance. At the Committee's discretion, annual awards based on management's recommendations are paid to eligible executives from a "performance fund" determined primarily by the Company's pre-tax income and after-tax return on equity. For the 1998 fiscal year, with respect to the named executive officers based in the United States, the fund was based on the change in economic profit from the 1997 level, where economic profit is defined as consolidated earnings before interest and taxes minus a capital charge equal to the weighted average cost of capital times average funds employed. Mr.
Harrell's cash incentive award for the 1998 fiscal year was approximately 60% more than the award he received in 1997. Mr. Harrell's 1998 award was determined by the Committee after consideration of the Company's record earnings and significant improvement in economic profit for the period, the Committee's assessment of Mr. Harrell's individual contributions to corporate performance, the Company's strategic advances during the year and a review of total cash compensation paid to chief executive officers of comparable companies.

         Equity Participation. The Committee administers the Company's 1989 and 1997 Executive Stock Plans, under which it has granted to key executive employees options to purchase shares the Company's Common Stock based upon a determination of competitive aggregate compensation levels. The primary objective of issuing stock options is to encourage significant investment in stock ownership by management and to provide long-term financial rewards linked directly to market performance of the Company's stock. The Committee believes that significant ownership of stock by senior management is the best way to align the interests of management and the shareholders, and the Company's stock incentive program is effectively designed to further this objective.

         In the 1998 fiscal year, the Committee granted 589,000 stock options to 15 key executives under a program instituted during the 1992 fiscal year to promote an increase in the equity interest of such executives through systematic option exercises and the retention of shares. The program requires each participant to make an investment in the Company by contributing to the program currently owned shares equal to at least 10% of the number of shares subject to the initial options granted the participant under the program. Option exercises occur automatically at not less than six-month intervals when at least a minimum stock price appreciation has occurred. 48,000 shares of restricted stock were also awarded in the 1998 fiscal year to executives participating in the program to match, on a one-for-one basis, shares of Common Stock held outside of and contributed by such participants to the program between the award date and December 15, 1997. The exercise price of the options granted in the 1998 fiscal year was the fair market value of the Common Stock on the date of grant. All of the options cannot be exercised until six months after the date of grant and expire ten years from such date. On December 15, 1997, Mr. Harrell was awarded 7,800 shares of restricted stock to match the number of additional shares of Common Stock he contributed to the program on that date. In the 1998 fiscal year, he received an option grant for 120,000 shares of Common Stock, based upon a review by the Committee of total compensation and its components, including equity participation, of chief executive officers of comparable companies. Stock options granted to key executives in the 1998 fiscal year were intended to meet the Committee's two-year option grant targets and, therefore, it is anticipated that no new grants (excluding reload options described below) will be made during the fiscal year ending June 30, 1999.

         Except under extraordinary circumstances or as otherwise determined by the Committee, participants have agreed that the options granted under the program may be exercised only through stock-for-stock swaps, and both the contributed shares and additional shares acquired through option exercises under the program may not be sold by the participating executives during the ten-year option term. Each option granted under the program included a reload replenishment feature which entitles participants each time a stock-for-stock exercise occurs to receive automatically a new option grant at the fair market value of the Company's Common Stock on the date of grant. The number of reload options granted is equal to the number of shares contributed by a participant to effect a stock-for-stock swap. In exchange for this replenishment feature, each participant has agreed to retain in the program shares equaling at least the after-tax gain realized upon each exercise.

         Tax Considerations. The Omnibus Budget Reconciliation Act of 1993 ("OBRA 93") established certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Company's executive officers. The Company's policy is generally to preserve the federal income tax deductibility of compensation paid. Accordingly, the Company has taken appropriate actions to preserve the deductibility of stock options.

         The Committee does not propose at the present time to amend the Management Performance Plans of the Company and its subsidiaries to comply with the OBRA 93 requirements. The Committee expects that all compensation payable to the Company's executive officers during the fiscal year ending June 30, 1999, will be deductible or voluntarily deferred under the Company's Deferred Income Plan. Moreover, the qualifying amendments to the Management Performance Plans would limit the Committee's discretion to make awards based on individual performance factors and other factors as the Committee may determine, from time to time, to be relevant. The Committee believes that the flexibility to adjust annual cash incentive awards upward or downward is an important feature of the Management Performance Plans and one which serves the best interests of the Company by allowing the Committee to recognize and motivate individual executive officers as circumstances warrant.

                                            Executive Compensation Committee
                                                     William W. Berry, Chairman
                                                     Ronald E. Carrier
                                                     Richard G. Holder

                                PERFORMANCE GRAPH

         The graph below compares the cumulative total return on Common Stock of the Company for the last five fiscal years with the total return of the Standard & Poors Midcap 400 Stock Index and the Media General Tobacco Industry Group Index assuming the investment of $100 on June 30, 1993, and the reinvestment of all dividends.






                               [PERFORMANCE GRAPH]





                                                                          At June 30,
Data Points                             ----------------------------------------------------------------------------
in Dollars                                  1993          1994        1995        1996        1997         1998
                                            ----          ----        ----        ----        ----         ----
--------------------------------------- ------------- ------------ ----------- ----------- ----------- -------------
Universal Corporation                     $100.00     $   82.48    $  93.15      $122.72      $152.56    $184.68
--------------------------------------- ------------- ------------ ----------- ----------- ----------- -------------
Media General Tobacco Index               $100.00     $  105.53    $ 147.31      $206.57      $270.78    $262.38
--------------------------------------- ------------- ------------ ----------- ----------- ----------- -------------
S&P  Midcap 400 Index                     $100.00     $   99.76    $ 122.05      $145.80      $179.81    $228.63
--------------------------------------- ------------- ------------ ----------- ----------- ----------- -------------

                             EXECUTIVE COMPENSATION

         The individuals named below include the Company's Chairman and Chief Executive Officer and the other four executive officers of the Company who were the most highly compensated executive officers of the Company for the 1998 fiscal year. Information is provided for the fiscal years ended on June 30 of the years shown.

                           Summary Compensation Table

                                                                                  Long Term
                                                                                 Compensation
                                           Annual Compensation                      Awards
                                           -------------------                      ------
                        Fiscal
       Name              Year                                 Other         Restricted   Securities
   and Principal        Ended                                  Annual         Stock      Underlying      All Other
     Position            6/30     Salary($)  Bonus($)1   Compensation($)2    Awards($)   Options(#)   Compensation($)6
     --------            ----     ---------  ---------   ----------------   ----------   ----------   ----------------
Henry H. Harrell         1998     $493,825    $813,636          --          $319,800 3   182,854 4       $100,609
Chairman and Chief       1997      479,779     510,000          --              0         27,167 5         84,971
Executive Officer        1996      454,845     383,000          --              0         21,783 5         84,092


Allen B. King            1998      368,399     590,793          --           239,850 3   136,380 4         57,204
President and Chief      1997      344,435     369,400          --              0         19,261 5         49,937
Operating Officer        1996      319,592     268,000          --              0         15,446 5         47,403


Jack M.M. van de         1998      252,500     377,000          --              0         17,000              0
Winkel
Vice Chairman and
Executive Vice
President,
Deli Universal, Inc.


William L. Taylor        1998      285,200     293,011          --           147,600 3    83,430 4         45,095
Vice President and       1997      276,665     183,500          --              0         11,792 5         26,112
Chief Administrative     1996      274,320     140,000          --              0          9,457 5         35,859
Officer


Hartwell H. Roper        1998      210,200     216,015          --           133,250 3    74,889 4         25,677
Vice President and       1997      202,720     130,900          --              0         10,214 5         23,749
Chief Financial          1996      194,320     102,000          --              0          8,191 5         23,807
Officer

-----------------

         1 Cash  incentive   bonuses  awarded  by  the  Executive   Compensation
Committee under Management Performance Plans of the Company and its principal subsidiaries.

         2 None of the named executive officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of his total salary and bonus.

         3 The amounts in this column are the dollar values, based on a $41.00 closing price of a share of Common Stock on December 15, 1997, as reported on the New York Stock Exchange, of the following number of shares of restricted Common Stock awarded as of such date to the named executive officers: Mr. Harrell, 7,800 shares; Mr. King, 5,850 shares; Mr. Taylor, 3,600 shares; and Mr. Roper, 3,250 shares. The restricted shares matched, on a one-for-one basis, shares of Common Stock contributed by such executives to the automatic exercise program described above in "Report of Executive Compensation Committee" during a limited period following the date of the award. On June 15, 1998, the restricted shares were used for stock swap option exercises under the automatic exercise program.

         4 The following number of options granted to the named executive officers in the 1998 fiscal year were reload options granted under the automatic exercise program described above in "Report of Executive Compensation Committee": Mr. Harrell, 62,854; Mr. King, 46,380; Mr. Taylor, 28,430; and Mr. Roper, 24,889.

         5 The options granted to the named executive officers in the 1997 and 1996 fiscal years were reload options granted under the automatic exercise program described above in "Report of Executive Compensation Committee."

         6 The amounts in the "All Other Compensation" column represent (i) employer contributions to the Employees' Stock Purchase and the Supplemental Stock Purchase Plans of Universal Leaf (the "Stock Purchase Plans"), (ii) premium payments made by the Company under the Executive Insurance Program, and
(iii) interest accrued to participants' accounts under the Company's Deferred Income Plan (the "DIP") to the extent such interest exceeded the applicable long-term rate under Internal Revenue Code Section 1274(d). Employer contributions to the Stock Purchase Plans on behalf of the named executive officers for the 1998, 1997 and 1996 fiscal years were in the following respective amounts: Mr. Harrell, $22,098, $21,359 and $20,437; Mr. King, $18,000, $17,100 and $15,900; Mr. Taylor, $14,256, $0 and $12,562; and Mr.
Roper, $9,300, $9,099 and $8,841. The life insurance premiums paid by the Company on behalf of such executive officers for the 1998, 1997 and 1996 fiscal years were in the following respective amounts: Mr. Harrell, $70,327, $55,633 and $49,913; Mr. King, $37,704, $30,082 and $26,323; Mr. Taylor, $30,839,
$26,112 and $23,297; and Mr. Roper,  $15,170,  $13,357 and $11,722. The accruals of interest on income deferred by such executive officers under the DIP in excess of the applicable long-term rate under Internal Revenue Code Section 1274(d) for the 1998, 1997 and 1996 fiscal years were in the following respective amounts: Mr. Harrell, $8,184, $7,979 and $13,742; Mr. King, $1,500, $2,755 and $5,180; and Mr. Roper, $1,207, $1,293 and $3,244.

                               Retirement Benefits

         Employees of the Company and certain U.S. subsidiaries are covered by a defined benefit retirement plan, which is qualified under the Internal Revenue Code, and a defined benefit supplemental retirement plan, which is a non-qualified plan to provide benefits in excess of limits allowed by the Internal Revenue Code. The table below shows estimated annualized benefits payable under both plans at normal retirement (age 65) based on the average salary and bonus (as reported in the Summary Compensation Table) for the highest consecutive three years. The actuarial equivalent of benefits under the supplemental retirement plan is payable in a lump sum upon retirement.


                                                           Years of Service
                   --------------------------------------------------------------------------------------------------

Remuneration            15            20            25            30            35             40            45
---------------------------------------------------------------------------------------------------------------------
   $  300,000        $ 67,517      $ 90,023      $112,529      $135,035       $157,540       $170,977     $184,413
      400,000          91,031       121,375       151,718       182,062        212,405        230,320      248,235
      500,000         114,544       152,725       190,907       229,088        267,270        289,664      312,058
      600,000         138,058       184,077       230,096       276,115        322,135        349,007      375,880
      700,000         161,571       215,429       269,285       323,143        377,000        408,351      439,702
      800,000         185,085       246,780       308,475       370,170        431,865        467,695      503,525
      900,000         208,598       278,131       347,664       417,197        486,730        527,038      567,347
    1,000,000         232,112       309,482       386,853       464,224        541,595        586,382      631,170
    1,100,000         255,625       340,834       426,042       511,251        596,460        645,726      694,992
    1,200,000         279,139       372,185       465,231       558,278        651,324        705,070      758,815
    1,300,000         302,652       403,536       504,420       605,305        706,189        764,413      822,637
    1,400,000         326,166       434,888       543,610       652,332        761,054        823,756      886,459
    1,500,000         349,679       466,239       582,799       699,359        815,919        883,100      950,281

         The credited years of service for Messrs. Harrell, King, Taylor and Roper are thirty-two, twenty-nine, eight and twenty-four, respectively.

         The benefits shown in the table are calculated on the basis of a 50% joint and survivor benefit, assuming that at retirement the age of the employee's spouse is 62. The social security benefit will be paid in addition to the amounts shown in the table.

         Mr. van de Winkel is covered by a pension plan established under the laws of the Netherlands. The plan, which covers employees of N.V. Deli Universal and certain other Dutch subsidiaries, is partially funded by employer and participant contributions. During the fiscal year ended June 30, 1998, N.V. Deli Universal contributed $39,800 to the plan on behalf of Mr. van de Winkel. His estimated annual pension benefit under the plan assuming twenty years of service would be $110,405.

                                  Stock Options

         The following tables contain information concerning grants of stock options to executive officers listed in the Summary Compensation Table during the fiscal year ended June 30, 1998, exercises of stock options by such executive officers in such fiscal year and the fiscal year-end value of all unexercised stock options held by such executive officers.

                                             Option Grants in Last Fiscal Year

                                                     Individual Grants
                               ---------------------------------------------------------------
                                  Number of         % of Total
                                  Securities          Options        Exercise
                                  Underlying          Granted        or Base
                                   Options         to Employees       Price       Expiration      Grant Date
        Name                      Granted (#)     in Fiscal Year 2    ($/Sh)         Date       Present Value 3
        ----                      -----------     ----------------    ------         ----       ---------------
Henry H. Harrell                   120,000             15.2%         $38.938       11/20/07       $1,461,000
                                    10,038 1            8.6           40.188       12/01/04          115,226
                                     9,050 1            7.8           40.188       12/01/01           83,658
                                    43,766 1           17.0           35.313       12/01/01          355,380



Allen B. King                       90,000             11.4           38.938       11/20/07        1,095,750
                                    14,084 1           12.1           40.188       12/01/04          161,670
                                    17,925 1            6.9           35.313       12/01/04          180,792
                                    14,371 1            5.6           35.313       12/01/01          116,693

Jack M.M. van de Winkel             17,000              2.2           38.938       11/20/02          166,617


William L. Taylor                   55,000              7.0           38.938       11/20/07          669,625
                                     8,622 1            7.4           40.188       12/01/04           98,972
                                    12,778 1            5.0           35.313       12/01/04          128,879
                                     7,030 1            2.7           35.313       12/01/01           57,084

Hartwell H. Roper                   50,000              6.4           38.938       11/20/07          608,750
                                     7,468 1            6.4           40.188       12/01/04           85,702
                                    11,289 1            4.4           35.313       12/01/04          113,861
                                     6,132 1            2.4           35.313       12/01/01           49,792

------------------

         1 These options were reload options which replaced shares of the Company's Common Stock used for stock swap option exercises under the automatic exercise program described above in "Report of Executive Compensation Committee."

         2 The percentage is computed separately for the grant of original options ($38.938 exercise price) and each grant of reload options.

         3 The Black-Scholes option pricing model was used to determine the "Grant Date Present Value" of the options listed in the table. For options with a $38.938 exercise price and a 11/20/07 expiration date, the model assumed a risk free interest rate of 5.84%, a dividend yield of 3.164% and a volatility measure of .277, which is the variance on the rate of return of the Common Stock of the Company over the most recent 250 trading day period prior to the grant of the option. For options with a $40.188 exercise price and a 12/01/04 expiration date, the model assumed a risk free interest rate of 5.88%, a dividend yield of 3.135% and a volatility measure of .276. For options with a $40.188 exercise price and a 12/01/01 expiration date, the model assumed a risk free interest rate of 5.815%, a dividend yield of 3.135% and a volatility measure of .276. For options with a $35.313 exercise price and a 12/01/01 expiration date, the model assumed a risk free interest rate of 5.810%, a dividend yield of 3.135% and a volatility measure of .276. For options with a $35.313 exercise price and a 12/01/04 expiration date, the model assumed a risk free interest rate of 5.880%, a dividend yield of 3.135% and a volatility measure of .276. For options with a $38.938 exercise price and a 11/20/02 expiration date, the model assumed a risk free interest rate of 5.800%, a dividend yield of 3.164% and a volatility measure of .277. Because the magnitude of any nontransferability discount is extremely difficult to determine, none was applied in determining the value of the listed options. The grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, an optionee will realize will depend on the excess of market value of the Company's Common Stock over the exercise price on the date the option is exercised.

                 Aggregated Option Exercises in Last Fiscal Year
                            And FY-End Option Values

                                                             Number of Securities          Value of Unexercised
                                                            Underlying Unexercised         In-the-Money Options
                                                             Options at FY-End (#)            at FY-End ($)3
                                                             ---------------------            --------------

                         Shares Acquired       Value
Name                    on Exercise (#)1   Realized ($)2   Exercisable   Unexercisable   Exercisable  Unexercisable
----                    ----------------   -------------   -----------   -------------   -----------  -------------
Henry H. Harrell             85,751           $858,367       195,103        43,766        $405,878       $90,267
Allen B. King                71,315            940,338       177,017        32,296         643,709        66,611
William L. Taylor            44,341            598,487       109,167        19,808         388,486        40,854
Hartwell H. Roper            38,824            523,826        98,218        17,421         364,701        35,931

-----------------

         1 Except for 30,000 shares of the Company's Common Stock representing the gross number of shares acquired by Mr. Harrell as the result of a cashless exercise of options, the number of shares of the Company's Common Stock included in this column represents the gross amount of shares issued in exchange for shares already owned by the officers listed in the table used to pay the exercise price of options exercised by them in the last fiscal year. The following is the net amount of shares of Common Stock acquired by each of these officers as a result of such exercises, after deducting already-owned shares swapped but including shares sold to pay taxes: Mr. Harrell, 22,897 shares; Mr. King, 24,935 shares; Mr. Taylor, 15,911 shares; and Mr. Roper, 13,935 shares.

         2 The value realized represents the difference between the exercise price of the option and the fair market value of the Company's Common Stock on the date of exercise.

         3 The value of the unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding options and $37.375, the closing sales price of a share of the Company's Common Stock on June 30, 1998, as reported on the New York Stock Exchange.

         Of the options shown as of the fiscal year end, options on 238,869 shares for Mr. Harrell, 206,813 shares for Mr. King, 128,975 shares for Mr.
Taylor  and  114,039   shares  for  Mr.   Roper,
except under extraordinary circumstances, are only exercisable automatically at not less than six month intervals when at least a minimum stock price appreciation has occurred.

                             Contractual Obligations

         To ensure that the Company will have the continued dedicated service of certain executives notwithstanding the possibility, threat or occurrence of a change of control, the Company has entered into change of control employment agreements (the "Employment Agreements") with certain executives, including Henry H. Harrell, Allen B. King, William L. Taylor and Hartwell H. Roper. The Employment Agreements generally provide that if the executive is terminated other than for cause within three years after a change of control of the Company, or if the executive terminates his employment for good reason within such three-year period or voluntarily during the 30-day period following the first anniversary of the change of control, the executive is entitled to receive "severance benefits." Severance benefits include a lump sum severance payment equal to three times the sum of his base salary and highest annual bonus, together with certain other payments and benefits, including continuation of employee welfare benefits and an additional payment to compensate the executive for certain excise taxes imposed on certain change of control payments.

         The Board of Directors believes that the Employment Agreements benefit the Company and its shareholders by securing the continued service of key management personnel and by enabling management to perform its duties and responsibilities without the distracting uncertainty associated with a change of control.

                     Certain Transactions and Relationships

         In December 1997, the Company made unsecured loans to executives participating in the automatic exercise program described above in "Report of Executive Compensation Committee" for the purchase price of shares of Common Stock purchased by the executives and contributed to the automatic exercise program. Interest on the stock purchase loans is payable annually at the applicable federal rate for demand loans. All accrued and unpaid interest and all unpaid principal on the loans is due and payable upon the earlier of (i) demand by the Company or (ii) termination of the automatic exercise program. The stock purchase loans made by the Company to executive officers, and the balance thereof outstanding as of June 30, 1998, were in the following respective amounts: Mr. Harrell, $318,606; Mr. King, $238,955; Mr. Taylor, $147,049; and
Mr. Roper, $132,753.

         In December 1997, the Company also made loans to executives participating in the automatic exercise program for the payment of withholding taxes on the award to such executives of restricted Common Stock to match, on a one-for-one basis, additional shares of Common Stock contributed by the executives to the program during a limited period following the date of the award. Interest on the tax payment loans is payable quarterly at the applicable federal rate for demand loans for the quarter for which the interest payment relates, from dividends paid on the restricted Common Stock. Principal on the loans is paid from the proceeds of sale of one-half of the shares of Common Stock representing the after-tax gain on each automatic exercise of options covered by grants made under the program in 1997. All accrued and unpaid interest and all unpaid principal on the loans is due and payable upon the earlier of (i) the date the automatic exercise program terminates or
(ii) November 20, 2007. On the loan maturity date, shares of Common Stock held for executives under the automatic exercise program may be sold to pay the Company the amount then due and payable to the Company under the loans. The tax payment loans made by the Company to executive officers were in the following respective amounts: Mr. Harrell, $149,666; Mr. King, $112,250; Mr. Taylor, $69,077; and Mr. Roper, $62,361. The balance of such loans outstanding as of June 30, 1998 were in the following respective amounts: Mr. Harrell, $30,487; Mr. King, $0; Mr. Taylor, $0; and Mr. Roper, $0.

         In January 1998, the Company purchased 10,614 shares of Common Stock from Mr. Harrell at a price of $43.88 per share, the fair market value on the date of purchase, in a transaction preapproved by the Company's Board of Directors. Proceeds of the purchase were applied by Mr. Harrell to the payment of income taxes on the exercise of transferable options by his family trust resulting in an increase in the total number of shares of Common Stock owned by Mr. Harrell and his family.

         Baker, Donelson, Bearman & Caldwell, the law firm to which Lawrence S. Eagleburger serves as Senior Foreign Policy Advisor, is retained from time to time to provide legal services to the Company and its subsidiaries.

                                  Proposal Two

              AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION
             TO INCREASE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

         The Board of Directors has unanimously approved, and recommends to the shareholders that they adopt, an amendment to Article IV of the Articles of Incorporation that would increase the authorized Common Stock from 50 million to 100 million shares.

         Of the 50 million currently authorized shares of Common Stock, as of June 30, 1998, 34,866,406 shares were issued and outstanding. The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. No holder of Common Stock has any preemptive rights. The Company has no plans for the issuance of any shares of Common Stock at the present time.

         The full text of Proposal Two is attached to this Proxy Statement as Exhibit A, which shareholders are urged to read carefully.

Purposes and Effects of Proposal Two

         The Board of Directors believes that an increase in the number of shares of authorized Common Stock as contemplated by Proposal Two would benefit the Company and its shareholders by giving the Company needed flexibility in its corporate planning and in responding to developments in the Company's business, including possible acquisition transactions, stock splits or stock dividends and other general corporate purposes. Having such authorized shares available for issuance in the future would give the Company greater flexibility and allow shares of its Common Stock to be issued without the expense and delay of a special shareholders' meeting.

         Unless otherwise required by applicable law or regulation, the shares of Common Stock to be authorized in Proposal Two will be issuable without further shareholder action and on such terms and for such consideration as may be determined by the Board of Directors. However, the New York Stock Exchange, on which the Company's Common Stock is listed, currently requires shareholder approval as a prerequisite to listing shares in several instances, including acquisition transactions, where the present or potential issuance of shares could result in an increase of 20 percent or more in the number of shares of Common Stock outstanding.

         The Board of Directors could use the additional shares of Common Stock to discourage an attempt to change control of the Company, even though a change in control might be perceived as desirable by some shareholders, by selling a substantial number of shares of Common Stock to persons who have an arrangement with the Company concerning the voting of such shares, or by distributing Common Stock, or rights to receive such stock, to the shareholders. The Board of Directors, however, has no present intention of issuing any shares of Common Stock or rights to acquire Common Stock for such purposes, and there are no arrangements with any person for the purchase of shares of Common Stock in the event of an attempted change of control.

Vote Required

         In order for it to be adopted, Proposal Two must be approved by the holders of a majority of the shares of Common Stock present or represented by properly executed and delivered proxies at the Annual Meeting. Abstentions and Broker Shares voted as to any matter at the Annual Meeting will be included in determining the number of shares present or represented at the Annual Meeting. Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining the number of shares present or represented at the Annual Meeting.

         The Board of Directors recommends that the shareholders vote in favor of Proposal Two.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The independent auditors of the Company are appointed by the Board of Directors upon the recommendation of the Audit Committee. Ernst & Young LLP, the Company's independent auditor since 1971, has been appointed for the next fiscal year. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will be available to respond to appropriate questions and may make a statement if they so desire.

                        PROPOSALS FOR 1999 ANNUAL MEETING

         Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 1999 Annual Meeting of Shareholders must cause such proposal to be delivered, in proper form, to the Secretary of the Company, whose address is Hamilton Street at Broad, P.O. Box 25099, Richmond, Virginia 23260, no later than May 27, 1999, in order for the proposal to be considered for inclusion in the Company's Proxy Statement. The Company anticipates holding the 1999 Annual Meeting on October 26, 1999.

         The Company's Bylaws also prescribe the procedure a shareholder must follow to nominate Directors or to bring other business before shareholders' meetings. For a shareholder to nominate a candidate for Director or to bring other business before a meeting, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the meeting. Based upon an anticipated date of October 26, 1999 for the 1999 Annual Meeting of Shareholders, the Company must receive such notice no later than August 27, 1999 and no earlier than July 28, 1999. Notice of a nomination for Director must describe various matters regarding the nominee and the shareholder giving the notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefor, and other specified matters. Any shareholder may obtain a copy of the Company's Bylaws, without charge, upon written request to the Secretary of the Company.

                                  OTHER MATTERS

         THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED JUNE 30, 1998, INCLUDING FINANCIAL STATEMENTS, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1998, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, CAN BE OBTAINED WITHOUT CHARGE BY WRITING TO KAREN M. L. WHELAN, VICE PRESIDENT AND TREASURER, UNIVERSAL CORPORATION, P.O. BOX 25099, RICHMOND, VIRGINIA 23260.

                                                                       EXHIBIT A



                                  Proposal Two


              AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION
             TO INCREASE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK


         Article IV of the Articles of Incorporation is hereby amended by revising the first paragraph to read as follows:


                  The maximum amount of capital stock of the Corporation shall be one hundred-five million seventy-five thousand (105,075,000) shares, of which seventy-five thousand (75,000) shares, of the par value of One Hundred Dollars ($100.00) each and a total par value of Seven Million Five Hundred Thousand Dollars ($7,500,000), shall be eight percent (8%) Cumulative Preferred Stock ("8% Preferred Stock"), five million (5,000,000) shares, without par value, shall be Additional Preferred Stock, and one hundred million (100,000,000) shares, without par value, shall be Common Stock.

                              UNIVERSAL CORPORATION

           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Henry H. Harrell, Allen B. King and William L. Taylor, and each or any of them, proxies for the undersigned, with power of substitution, to vote all the shares of Common Stock of Universal Corporation held of record by the undersigned on September 8, 1998, at the Annual Meeting of Shareholders to be held at 2:00 p.m. on October 27, 1998, and at any adjournments thereof, upon the matters listed on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR PROPOSAL 2.


--------------------------------------------------------------------------------
            PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY
                           IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

Please sign exactly as your name(s) appear(s) on this Proxy. Attorneys-in-fact, executors, trustees, guardians, corporate officers, etc. should give full title.

--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?

-------------------------------             --------------------------------

-------------------------------             --------------------------------

-------------------------------             --------------------------------




             (continued, and to be DATED and SIGNED on reverse side)

|X|      PLEASE MARK VOTES
         AS IN THIS EXAMPLE

----------------------------------------------------

               UNIVERSAL CORPORATION                 1. Election of Directors.                      For All                 For All
                                                                                                   Nominees     Withhold    Except
----------------------------------------------------
                                                                        Charles H. Foster, Jr.         _           _           _
                   COMMON STOCK                                         Allen B. King                 |_|         |_|         |_|
                                                                        Jeremiah J. Sheehan
                                                                        Joseph C. Farrell


                                                     INSTRUCTION: To withhold authority to vote for any individual nominee, mark the
                                                     "For All Except" box and strike a line through the name(s) of the nominee(s).
RECORD DATE SHARES:

                                                     2.  Proposal  to  increase to 100 million the    For       Against     Abstain
                                                         number  of  authorized  shares  of Common     _           _           _
                                                         Stock.                                       |_|         |_|         |_|


                                            --------                                                                           _
Please be sure to sign and date this Proxy.  Date    Mark box at right if an address  change or  comment  has been noted on   |_|
------------------------------------------- -------- the reverse side of this card.



Shareholder sign here          Co-owner sign here
---------------------------------------------------




DETACH CARD                                                                                                              DETACH CARD


                              UNIVERSAL CORPORATION

                  TO TRUSTEE, LANDAMERICA FINANCIAL GROUP, INC.
                        SAVINGS AND STOCK OWNERSHIP PLAN

   This Voting Instruction is Solicited on Behalf of the Board of Directors of
                              Universal Corporation

Pursuant to Section 10.5 of the LandAmerica Financial Group, Inc. Savings and Stock Ownership Plan, you are directed to vote, in person or by proxy, the whole shares of Common Stock of Universal Corporation credited to the undersigned Participant's Account as of June 30, 1998, at the Annual Meeting of Shareholders of Universal Corporation, to be held at 2:00 p.m. on October 27, 1998, and at any adjournments thereof, upon the matters listed on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the Meeting.

THIS VOTING INSTRUCTION WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED PARTICIPANT. IF NO DIRECTION IS MADE, OR IF A VOTING INSTRUCTION IS NOT PROPERLY EXECUTED AND RECEIVED BY THE TRUSTEE, THE SHARES OF UNIVERSAL CORPORATION COMMON STOCK CREDITED TO YOUR PARTICIPANT'S ACCOUNT SHALL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES OF UNIVERSAL CORPORATION COMMON STOCK FOR WHICH THE TRUSTEE HAS RECEIVED PROPER VOTING INSTRUCTIONS WITH RESPECT TO PROPOSALS 1 AND 2.


--------------------------------------------------------------------------------
            PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY
                           IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

    Please sign exactly as your name(s) appear(s) on this Voting Instruction.

--------------------------------------------------------------------------------



HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?

-------------------------------             --------------------------------

-------------------------------             --------------------------------

-------------------------------             --------------------------------




             (continued, and to be DATED and SIGNED on reverse side)

|X|      PLEASE MARK VOTES
         AS IN THIS EXAMPLE

----------------------------------------------------

               UNIVERSAL CORPORATION                 1. Election of Directors.                      For All                 For All
                                                                                                   Nominees     Withhold    Except
----------------------------------------------------
                                                                        Charles H. Foster, Jr.         _           _           _
         LANDAMERICA FINANCIAL GROUP, INC.                              Allen B. King                 |_|         |_|         |_|
         SAVINGS AND STOCK OWNERSHIP PLAN                               Jeremiah J. Sheehan
                                                                        Joseph C. Farrell


                                                     INSTRUCTION: To withhold authority to vote for any individual nominee, mark the
                                                     "For All Except" box and strike a line through the name(s) of the nominee(s).
RECORD DATE SHARES:

                                                     2.  Proposal  to  increase to 100 million the    For       Against     Abstain
                                                         number  of  authorized  shares  of Common     _           _           _
                                                         Stock.                                       |_|         |_|         |_|


                                           --------                                                                             _
Please be sure to sign and date this         Date    Mark box at right if an address  change or  comment  has been noted on    |_|
Voting Instruction.                                  the reverse side of this card.
------------------------------------------ --------



Participant sign here
---------------------------------------------------




DETACH CARD                                                                                                              DETACH CARD


                              UNIVERSAL CORPORATION


          TO TRUSTEE, EMPLOYEES' STOCK PURCHASE PLAN OF UNIVERSAL LEAF TOBACCO COMPANY, INCORPORATED AND DESIGNATED AFFILIATED COMPANIES

   This Voting Instruction is Solicited on Behalf of the Board of Directors of
                              Universal Corporation

Pursuant to Section 13.01 of the Employees' Stock Purchase Plan of Universal Leaf Tobacco Company, Incorporated and Designated Affiliated Companies, you are directed to vote, in person or by proxy, the whole shares of Common Stock of Universal Corporation credited to the undersigned Participant's Account as of July 31, 1998, at the Annual Meeting of Shareholders of Universal Corporation, to be held at 2:00 p.m. on October 27, 1998, and at any adjournments thereof, upon the matters listed on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the Meeting.

THIS VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED PARTICIPANT. IF NO DIRECTION IS MADE, OR IF A VOTING INSTRUCTION IS NOT PROPERLY EXECUTED AND RECEIVED BY THE TRUSTEE, THE SHARES OF UNIVERSAL CORPORATION COMMON STOCK CREDITED TO YOUR PARTICIPANT'S ACCOUNT SHALL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES OF UNIVERSAL CORPORATION COMMON STOCK FOR WHICH THE TRUSTEE HAS RECEIVED PROPER VOTING INSTRUCTIONS WITH RESPECT TO PROPOSALS 1 AND 2.



--------------------------------------------------------------------------------
            PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY
                           IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

    Please sign exactly as your name(s) appear(s) on this Voting Instruction.

--------------------------------------------------------------------------------



HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?

-------------------------------             --------------------------------

-------------------------------             --------------------------------

-------------------------------             --------------------------------


             (continued, and to be DATED and SIGNED on reverse side)

|X|      PLEASE MARK VOTES
         AS IN THIS EXAMPLE

----------------------------------------------------

               UNIVERSAL CORPORATION                 1. Election of Directors.                      For All                 For All
                                                                                                   Nominees     Withhold    Except
----------------------------------------------------
                                                                        Charles H. Foster, Jr.         _           _           _
  EMPLOYEES' STOCK PURCHASE PLAN OF UNIVERSAL LEAF                      Allen B. King                 |_|         |_|         |_|
    TOBACCO COMPANY, INCORPORATED AND DESIGNATED                        Jeremiah J. Sheehan
                AFFILIATED COMPANIES                                    Joseph C. Farrell


                                                     INSTRUCTION: To withhold authority to vote for any individual nominee, mark the
                                                     "For All Except" box and strike a line through the name(s) of the nominee(s).
RECORD DATE SHARES:

                                                     2.  Proposal  to  increase to 100 million the     For       Against     Abstain
                                                         number  of  authorized  shares  of Common      _           _           _
                                                         Stock.                                        |_|         |_|         |_|


                                           --------                                                                             _
Please be sure to sign and date this         Date    Mark box at right if an address  change or  comment  has been noted on    |_|
Voting Instruction.                                  the reverse side of this card.
------------------------------------------ --------



Participant sign here
---------------------------------------------------




DETACH CARD                                                                                                              DETACH CARD
